QuickLinks -- Click here to rapidly navigate through this document

Exhibit 23.2

Consent of Independent Auditors

The Board of Directors and Stockholders
BroadVision, Inc.:

    We consent to incorporation by reference herein of our reports dated January 26, 1999, except as to the section of Note 1 entitled "Stock Splits," which is as of March 13, 2000, relating to the consolidated statements of operations, stockholders' equity, and cash flows of BroadVision, Inc. and subsidiaries for the year ended December 31, 1998, and related financial statement schedule, which reports appear in the December 31, 2000 annual report on Form 10-K of BroadVision, Inc.

                      KPMG LLP

Mountain View, California
June 20, 2001

QuickLinks

Consent of Independent Auditors